Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Registration No.'s 333-135872, 333-148601, 333-160710, 333-227363 and 333-228437) and Forms S-8 (Registration No.'s 333-66791, 333-126627, 333-135896, 333-146817, 333-153046, 333-160135, 333-169003, 333-176524, 333-182043, 333-189586, 333-196752, 333-204653 and 333-227365) of Rockwell Medical, Inc. and Subsidiary of our reports dated March 15, 2018 on the consolidated financial statements of Rockwell Medical, Inc. and Subsidiary as of December 31, 2017 and for the year then ended, appearing in the Annual Report on Form 10-K of Rockwell Medical, Inc. and Subsidiary for the year ended December 31, 2018.

/s/ Plante & Moran, PLLC

Clinton Township, Michigan
March 15, 2019